Exhibit 99.2

VASCO Data Security International, Inc.

Q3 2015 Earnings Conference Call

Prepared Remarks

October 27, 2015

[SPEAKER: JOHN GUNN]

Thank you Operator. Greetings everyone and thank you for joining the VASCO Data Security Third Quarter, 2015 Earnings Conference call. My name is John Gunn and I am the Vice President of Corporate Communications. This call is being broadcast over the internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com

With me on the call today and speaking first will be Ken Hunt, VASCO’s Chairman, Founder and Chief Executive Officer, followed by Jan Valcke, our President and Chief Operating Officer, and then Cliff Bown, our EVP and Chief Financial Officer. Following our prepared comments today, we will open the call for questions.

This afternoon, after market close, VASCO issued a press release announcing our results for our third quarter of 2015. To access a copy of the press release and other investor information, please visit our website.

PLEASE NOTE THAT STATEMENTS MADE DURING THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES, INCLUDING STATEMENTS REGARDING EXPECTATIONS WITH RESPECT TO THE COMPANY’S PENDING ACQUISITION OF SILANIS, ARE FORWARD-LOOKING STATEMENTS. WE HAVE TRIED TO INDENTIFY THESE STATEMENTS BY USING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO TODAY’S PRESS RELEASE AND THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD. IN ADDITION, PLEASE NOTE THAT THE DATE OF THIS CONFERENCE CALL IS OCTOBER 27, 2015, AND ANY FORWARD-LOOKING STATEMENTS AND RELATED ASSUMPTIONS ARE MADE AS OF THIS DATE. EXCEPT AS EXPRESSLY REQUIRED BY THE FEDERAL SECURITIES LAWS, WE UNDERTAKE NO OBLIGATION TO UPDATE THESE STATEMENTS AS A RESULT OF NEW INFORMATION OR FUTURE EVENTS OR FOR ANY OTHER REASON.

At this time, I will turn the call over to Ken.

[SPEAKER: KEN HUNT]

Thank you John, and thank you all for joining us on the call today. I am very happy to share our results for our third quarter and first nine months of 2015

First of all, let me say that our third quarter was another very strong quarter for VASCO with revenue above $60.0 million for the fourth consecutive quarter. Through the first nine months of 2015, we have delivered the highest revenue and operating income in the company’s history for the comparable period.

There were important achievements in the third quarter beyond our revenue performance, including expanding the market acceptance of our DIGIPASS for Apps solution, where we announced important new customers and have an encouraging number of proof of concepts. We also made additional progress building our pipeline for our core solutions and other new technologies. And we increased our cash and working capital balances to position VASCO for future growth.

We delivered revenue of $60.0 million for the third quarter of 2015, an increase of 14% over the same period in 2014. Revenue for the first nine months of 2015 was $190.6 million, an increase of 37% over the same period in 2014. It is important to note that our revenue performance was impacted by the strengthening of the U.S. dollar against the Euro. We estimate that the change in currency rates in 2015 compared to 2014 resulted in a decrease in revenue of approximately $2.5 million for the third quarter and $7.7 million for the first nine months of 2015. Revenues related to our delivery of all products sold to Rabobank globally exceeded 30% of our third quarter revenue as they did in the first two quarters of 2015. Revenue for all other customers excluding Rabobank decreased by less than 5% for the first nine months of 2015 and would have increased by less than 5% if measured in constant dollars.

We believe VASCO’s third quarter and first nine months results demonstrate the escalating demand for our innovative and highly-effective authentication and anti-fraud solutions. A recent article in American Banker reported that expected increases in spending by banks in 2016 for security will be particularly intense, with most banking executives forecasting jumps in budget allocations of at least 10%. We believe that our expanding platform of anti-fraud solutions is well positioned to benefit from this increased spending.

During the third quarter, we announced important wins for our mobile application security solution including new implementations of DIGIPASS for Apps at Sumitomo Mitsui Bank, KBC Bank Ireland, and Jibun Bank. We are further encouraged by important proof of concepts that we have currently running among our broad base of large financial institutions. DIGIPASS for Apps is a library of security functions for mobile applications that software developers, such as banks, can quickly integrate into their mobile application. DIGIPASS for Apps supports multiple types of authentication and fraud detection including support for biometric authentication.

While our operating income for the third quarter of 2015 declined by 4% compared to 2014, it remained robust even with the impact of lower gross margins as a percentage of revenue resulting from increased sales of card readers, and increased general and administrative costs. Cliff will provide more details about these items later in his comments. Even with our sales and perpetual licensing model, which results in a degree of lumpiness, we maintained operating income as a percent of revenue above twenty percent for the third quarter. For the first nine months of 2015, our operating income as a percent of revenue increased to 23.8% from 18.2% for the comparable period in 2014.

In addition to our DIGIPPASS for Apps, I am excited by our recent product introductions, which includes new products based on our Cronto technology, our Trusted Digital Identity Platform and more recently, IDENTIKEY Risk Manager. IDENTIKEY Risk Manager is our newest anti-fraud solution and it delivers real-time, multi-channel fraud prevention capabilities that enable intelligent fraud detection while improving the customer experience. IDENTIKEY Risk Manager’s sophisticated machine intelligence engine works in the background to provide real-time analysis and predictive capabilities that reduce exposure to fraud throughout the customer transaction lifecycle. With IDENTIKEY Risk Manager, Cronto, DIGIPASS for Apps, our Trusted Digital Identity Platform, and VASCO’s traditional authentication and electronic signature products, we offer one of the most comprehensive security product suites available.

We finished the third quarter with a total of $184 million of cash, cash equivalents and short term investments, an increase of $27 million dollars and $46.6 million from the balances at the end of Q2, 2015 and December 31, 2014 respectively. Working capital increased to $204.8 million from $191.9 million at the end of Q2, 2015. We are not burning cash like many other companies in our industry.

Our strong performance and growing cash balance allow us to execute vigorously against our acquisition strategy. In addition to the Silanis acquisition which we recently announced, we continue to aggressively pursue other acquisition opportunities with similar characteristics.

We believe the Silanis acquisition will benefit VASCO in multiple ways. We will soon have one of the leading providers of electronic signature and document management solutions in our portfolio, and a rapidly growing category. In their last Wave report, from 2013, Forrester identified Silanis as one of the top providers for e-signature solutions along with DocuSign and Adobe. We believe the addition of Silanis is a natural extension of our commitment to protect and facilitate online transactions via the web and mobile devices, and that e-signature solutions will be in high demand within our customer base. With Silanis’ current SaaS-based revenue model, we expect to accelerate the percentage of our revenue that comes from a recurring revenue model and to strengthen VASCO’s revenue base in North America.

Our growth drivers remain solid - these include the growing need for enhanced protection against the increase in sophisticated hacking attacks, our expanding product portfolio of innovative authentication and anti-fraud solutions, and emerging opportunities in new vertical markets beyond banking such as healthcare and e-Government.

In conclusion, I want to thank VASCO’s thousands of customers and partners, operating in a world made more dangerous from hacking attacks, who place their faith in VASCO to protect them and keep their online and mobile business operations and transactions secure. I remain confident that we will be able to extend our revenue growth into the future and continue to deliver results that will please investors.

At this time, I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer, Jan.

[SPEAKER: JAN VALCKE]

Thank you, Ken.

As Ken shared, we are very pleased that our strong sales performance has continued into the third quarter.

For the third quarter and first nine months of 2015, we delivered increases in revenue of 19% and 45% in the banking segment of our business respectively, compared to the same periods in 2014.

The increase was driven primarily by the delivery of a significant amount of card readers using our Cronto technology to Rabobank. Revenue from the enterprise and application security segment declined by 14% and 2% for the third quarter and first nine months, respectively, compared to 2014. We believe this a result of the timing of new orders and we remain optimistic about our opportunities in this segment.

We continue to make important investments in expanding beyond the banking market. Our vision of enabling citizens to use their government issued ID to verify their identity for online applications is being realized with our program with the Fedict, a division of the Belgian government.

We are also our expanding our product offering in the healthcare market with our recent announcement of two new solutions. Our DIGIPASS GO 7 was validated as FIPS 104-2 Level 2 compliant by the federal National Institute of Standards and Technology, also known as NIST. DIGIPASS GO 7 now complies with requirements for the Electronic Prescription of Controlled substances. We also announced DIGIPASS Authentication for Hyperspace which is a plug-in for our family of server solutions that allows for easy integration with Epic Hyperspace, the leading provider of software for electronic health records. Industry surveys indicate that healthcare organizations are under increasing assault from hackers. We anticipate that recent high-profile breaches in the healthcare segment will drive an increase in spending on security which could benefit VASCO. These are long term initiatives and we expect it will take time for them to achieve traction.

We also remain committed to implementing the strategic increase in our investment in both our research and development, and our sales and marketing areas previously communicated. We anticipate that future headcount numbers will reflect an increase in employees in these areas

Our sales pipeline remains robust with important projects based on our newest solutions. We are pleased with the number of proof of concepts that are being conducted with our Cronto-based and DIGIPASS mobile application security solutions.

We believe we are the only security provider in our segment to offer such a broad suite of products and solutions that can be used independently or together for the highest level of security. This is the most effective way to fight hacking attacks and fraud. Our proven, core authentication solutions, VACMAN Controller and DIGIPASS authenticators, provide a solid foundation for total security. The addition of Cronto technology with its high-definition QR-code for visual authentication and transaction signing, and DIGIPASS for Apps’ comprehensive library of mobile security features, provide additional layers of security for heightened protection. Our newest offering, IDENTIKEY Risk Manager, works in parallel with these solutions by providing an extra layer of security in the background across all channels to identify and stop fraud attempts in real time. These solutions can be used individually, or in concert, to form an integrated security platform for the most effective identification and mitigation of hacking attacks. This allows our customers to achieve their business goals of providing enhanced security and greater user convenience.

Thank you, and now I will return the call to Ken.

[SPEAKER: KEN HUNT]

Ken: Thank you, Jan.

At this time, I would like to introduce you to Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer, Cliff?

[SPEAKER: CLIFF BOWN]

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the third quarter and first nine months of 2015 were $60.0 million and $190.6 million, respectively. Ken also noted that revenues were negatively impacted by the strengthening of the U.S. Dollar to the Euro and other foreign currencies and would have been $2.5 million and $7.7 million higher for the third quarter and first nine months of 2015, respectively, had the exchange rates in 2015 remained unchanged from exchanges rates in the comparable periods of 2014.

As noted earlier by Jan, the mix of revenues in the third quarter and first nine months of 2015 was more heavily weighted to the Banking market. Revenues from the Banking market were 88% of our total revenue in both the third quarter and first nine months of 2015 compared to 84% and 83% in the third quarter and first nine months of 2014, respectively.

The geographic distribution of our revenue for the first nine months of 2015 was approximately 70% from EMEA, 4% from the United States, 18% from Asia and the remaining 8% from other countries. For the first nine months of 2014, 61% of the revenue was from EMEA, 6% was from the U.S., 24% from Asia and 9% was from other countries. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods.

Gross profit as a percentage of revenue, or gross margin, for the third quarter and first nine months of 2015 was approximately 60% and 59%, respectively, and compares to 68% and 66% for third quarter and first nine months of 2014, respectively.

The decrease in gross margin for both the third quarter and first nine months of 2015 compared to the same periods in 2014 is primarily related to:

•	a decline in the gross margins from hardware products sold in the Banking market,,

•	the unfavorable impact of the strengthening of the U.S. Dollar to the Euro,

•	an unfavorable mix of products sold, with revenues from the Enterprise and Application Security market decreasing as a percentage of our total revenue, and

•	a decline in non-hardware revenue as a percentage of our total revenue.

The decline in the gross margins on product sold to the Banking market primarily reflected an increase in the percentage of our revenue that came from card readers. For the third quarter and first nine months of 2015, approximately 35% and 40%, respectively, of our total revenue came from the sale of card readers. For the third quarter and first nine months of 2014, approximately 12% and 17%, respectively, of our total revenue came from the sale of card readers. Card readers generally have a gross profit margin that is approximately 25 to 35 percentage points lower than other hardware-related margins due to competitive pricing pressures.

The unfavorable impact on gross margins of the strengthening of the U.S. Dollar to the Euro reflects the fact that the majority of our inventory purchases are denominated in U.S. Dollars while our sales are denominated in various currencies including the Euro. As the U.S. Dollar strengthened against the Euro in the third quarter and first nine months of 2015 compared to the comparable periods of 2014, revenue from sales made in Euros decreased, as measured in U.S. Dollars, without a corresponding change in the cost of goods sold. Had the currency rates in 2015 been equal to the rates in 2014, the gross profit margin would have been approximately 1.6 percentage points higher for both the third quarter and first nine months of 2015.

Revenue from our Enterprise and Application Security market, which generally has margins that are 30 to 40 percentage points higher than the Banking market, was 12% of total revenue for both the third quarter and first nine months of 2015 to compared to 16% and 17% for the third quarter and first nine months of 2014, respectively.

Similarly, revenue from our non-hardware products generally has margins that are 30 to 40 percentage points higher than our hardware products. The amount of revenue from our non-hardware products decreased 22% and 4% in the third quarter and first nine months of 2015, respectively, compared to the comparable periods of 2014. As a percentage of total revenue, non-hardware revenue was 21% and 20% in the third quarter and first nine months of 2015, respectively, compared to 31% and 29% of revenue in the third quarter and first nine months of 2014, respectively.

On a consolidated basis, our operating expenses for the third quarter and first nine months of 2015 were $22.8 and $67.2, respectively, an increase of $1.1 million, or 5%, from the third quarter of 2014 and an increase of $0.1 million, or less than 1% from the nine months ended September 30, 2014.

The increase in consolidated operating expenses for the third quarter of 2015 compared to the same periods in 2014 was primarily related to:

•	the benefit of the strengthening of the U.S. Dollar to the Euro and other foreign currencies,

partially offset by;

•	increased long-term incentive compensation expenses, and

•	increased professional fees, primarily legal expenses.

While our total operating expenses for the first nine months of 2015 were essentially flat with the operating expenses for 2014, the comparison primarily reflected changes in the same components as noted in the comparison of the third quarter of 2015 to the third quarter of 2014.

We estimate that the strengthening of the U.S. Dollar to the Euro and other foreign currencies reduced operating expenses by $2.4 million and $7.5 million in the third quarter and first nine months of 2015 compared to the same periods in 2014.

For the third quarter and first nine months of 2015, average headcount was 3% higher and 3% lower, respectively, than the same periods in 2014. As you may recall, in 2014, we reduced headcount as we moved the functions of the R&D facility in Brisbane, Australia into Vienna, Austria and we also reduced headcount in sales and marketing areas focused on the Enterprise and Application Security market to improve profitability.

For the third quarter and first nine months of 2015, operating expenses included $1.6 million and $4.1 million, respectively of expense related to stock-based and long-term incentive plans compared to expense of $1.0 million and $2.4 million in the third quarter and first nine months of 2014, respectively.

By functional area, in the first nine months of 2015 compared to the first nine months of 2014, our operating expenses decreased $3.8 million, or 12% in sales and marketing and decreased $1.3 million or 9% in research and development, but were offset by an increase of $5.3 million or 32% in general and administrative expenses. The decline in operating expenses in both sales and marketing and in research and development was primarily due to the strengthening of the U.S. dollar compared to other foreign currencies. The increase in general and administrative expenses primarily reflected an increase in professional fees due in large part to legal fees associated with our previously disclosed internal investigation related to the possible sale of our products by a distributor into Iran and due diligence expenses related to the announced acquisition of Silanis, and an increase in long-term incentive plan expense partially offset by the benefit of the strengthening of the U.S. Dollar to foreign currencies.

At September 30, 2015 we had 383 people worldwide with 183 in sales, marketing and customer support, 140 in research and development and 60 in general and administrative. The average headcount for the first nine months of 2015 was 11 persons or 3% lower than the average headcount for the first nine months of 2014.

Operating income for the third quarter of 2015 was $13.5 million, a decrease of $0.3 million or 3% from the $13.8 million reported in the third quarter of 2014. For the first nine months, operating income was $45.3 million in 2015, an increase of $19.9 million or 78% from the $25.4 million reported in 2014.

Operating income as a percent of revenue, or operating margin, was 22% and 24% for the third quarter and first nine months of 2015, respectively. In 2014, our operating margins were 26% for the third quarter and 18% for the first nine months.

We reported income tax expense of $2.4 million for the third quarter and $6.8 million for the first nine months of 2015. The effective tax rate was 17% and 15% for the third quarter and first nine months of 2015, respectively.

For 2014, we reported income tax expense of $1.7 million for the third quarter and $3.5 million for the first nine months of 2014. The effective tax rate was 13% for the third quarter and 14% first nine months of 2014.

The increase in the tax expense for the third quarter and first nine months is attributable to higher pretax income and an increase in the effective tax rate. The effective rates for both 2015 and 2014 reflect our estimate of our full-year tax rate at the end of the third quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pre-tax income at the end of the third quarter of each year as well as the geographic distribution of where the income is earned.

Thank you for your attention. I would now like to turn the meeting back to Ken.

[SPEAKER: KEN HUNT – CLOSING REMARKS]

Thank you, Cliff

As we previously announced, we are very pleased that our search for a successor to Cliff was successful. Mark Hoyt has joined the company and will serve as Chief Financial Officer, Secretary and Treasurer commencing on the first day immediately following the filing of our Form 10-Q for the third quarter, 2015. Cliff will remain with VASCO in a consulting capacity through his planned retirement in May, 2016.

At this time I would like to highlight our guidance for 2015. VASCO is reaffirming its guidance for revenue and increasing its guidance for operating margins for the full-year 2015 as follows:

•	Revenue is expected to be in the range of $230 million to $240 million, and

•	Operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, is projected to be in the range of 21% to 23%, an increase from the range communicated previously of 19% to 22%.

This concludes our presentations today and we will now open the call for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.